Exhibit 99.1
NEWS RELEASE
Associated Materials Announces Appointment of President and Chief Executive Officer
CUYAHOGA FALLS, Ohio, September 12, 2011 /PRNewswire/ — Associated Materials, LLC today announced the appointment of Jerry W. Burris as President and Chief Executive Officer and a member of its board of directors. Mr. Burris, previously President of Barnes Precision Components, brings over 20 years of experience in management and executive positions at manufacturing and logistical services companies. He takes over for interim Chief Executive Officer Dana Snyder, who will continue to serve as a member of the board of directors.
“I am extremely excited to join the Associated Materials team” said Mr. Burris. “AMI is a terrific company grounded in its outstanding base of dealer and distributor customers. I look forward to the opportunity to build on the platform that has been developed by this management team.”
Erik Ragatz, Chairman of the Board of Associated Materials, added, “We are thrilled that Jerry will be leading AMI forward during this next phase of organizational evolution. We believe that there are tremendous opportunities to both strengthen and grow the business. Jerry brings world-class management experience, and we are confident that his leadership will mean great things for the organization and our dealer and distributor partners.”
Mr. Burris, originally from Indiana, earned a B.S in electrical engineering from Purdue University and an M.B.A. from Northwestern University’s Kellogg School of Management. Prior to joining Associated Materials, Mr. Burris held management positions at Barnes Group Inc. as President of Precision Components from October 2008 to May 2011 and President of Barnes Industrial from July 2006 to September 2008. Previously, Mr. Burris served in various management roles at General Electric Corporation over the course of 20 years, including as President and Chief Executive Officer of Advanced Materials Quartz & Ceramics in 2006, General Manager of Global Services for GE Healthcare from 2003 to 2006 and General Manager, Global Sourcing, GE Industrial Systems from 2001 to 2003. Mr. Burris currently serves as a member of the board of directors of Pentair, Inc.
About Associated Materials
The Company is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, aluminum trim coil and aluminum and steel siding and accessories, which are produced at the Company’s 11 manufacturing facilities. The Company also sells complementary products that are manufactured by third parties, such as roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design and installation equipment and tools that are primarily distributed through its company-operated supply centers. The Company’s products are sold primarily through its extensive dual-distribution network, consisting of 123 company-operated supply centers, through which it sells directly to its contractor customers, and the Company’s direct sales channel, through which it sells to approximately 250 independent distributors and dealers, who then sell to their customers. For more information, please visit the Company’s website at http://www.associatedmaterials.com.
CONTACT:
Stephen Graham
Vice President – Chief Financial Officer and Secretary
(330) 922-7743